SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2014

Camp Nine, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-184881	45-5401931
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632
(Address of principal executive offices)

Registrant’s telephone number, including area code:

1065 Kawaiahao St., Ste 2207, Honolulu, Hawaii (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 30, 2014, the board of directors appointed Elliot Maza as our new director, CEO, CFO, president, secretary and treasurer.

Following this appointment, the board accepted the resignation of Michael Garcia as our former CEO, president, secretary, treasurer, CFO and director. There was no known disagreement with Mr. Garcia regarding our operations, policies, or practices.

Elliot M. Maza, J.D., C.P.A. From May 2011 until January 2014, Mr. Maza served as Chief Executive Officer and Chief Fiancial Officer of Biozone Pharmaceuticals, a developer and manufacturer of over the counter drug products and cosmetic / beauty products on behalf of 3rd parties. From May 2006 until the present time, Mr. Maza has served in several management positions at Intellect Neurosciences, Inc., a development stage biotechnology company focused on the development of therapeutics for Alzheimer’s disease.  From December 2003 to May 2006, Mr. Maza served as Chief Financial Officer of Emisphere Technologies, Inc., a biopharmaceutical company specializing in oral drug delivery. He was a partner at Ernst and Young, LLP from March 1999 to December 2003. During the period from May 1989 to March 1999, Mr. Maza served as an Associate and subsequently Vice President in the Fixed Income divisions of Goldman Sachs, Inc. and JP Morgan Securities, Inc. Mr. Maza practiced tax and corporate law at Sullivan and Cromwell in New York from September 1985 to April 1989. Mr. Maza has served on the Board of Directors and as Chairman of the Audit Committee of several biotech and pharmaceutical companies. Mr. Maza received his B.A. degree from Touro College in New York and his J.D. degree from the University of Pennsylvania Law School.

Our newly-appointed officer and director has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. At this time, we do not yet have a written employment agreement or other formal compensation agreement with Mr. Maza.

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

Following the appointment of Mr. Maza described above, our corporate offices have been moved and our phone number has changed. Our new office address and phone number is:

50 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632

Phone: 201.608.5101  Fax: 201.608.5103

Additionally, we have entered into negotiations related to a Share Exchange Agreement with Relmada Therapeutics, Inc. (Relmada). The agreement, which is still executory but went out to Relmada Shareholders on May 1, 2014 and is subject to their approval, among other conditions, would allow us to acquire 100% of the issued and outstanding common stock of Relmada in exchange for 80% of our issued and outstanding stock. If completed, Relmada would become our wholly owned subsidiary.

Relmada is a private, clinical stage pharmaceutical company focused on developing novel drugs to address areas of high unmet medical need for the treatment of chronic pain. Relmada has a diversified portfolio of four lead products at different stages of development and an early stage pipeline of an additional three products. Relmada’s product development efforts are guided by the scientific expertise of its research team with input from its scientific advisory board.

Relmada's business strategy is to use its pain treatment knowledge and development expertise to identify, develop and commercialize product candidates with strong market potential that have significantly lower development costs and clinical, regulatory and commercial risk profiles than new chemical entities. Relmada's core strength is its pain drug development expertise. The Relmada team possesses experience and knowledge in both pharmaceutical development, and the design and conduct of clinical trials in analgesia and rheumatology, including cancer pain, neuropathic pain, low back pain and osteoarthritis.

In addition to the conditions noted above, prior to closing we must raise $2 million dollars, and Relmada must raise a minimum of $5 million dollars in new equity financing. If Successful, we expect to change our name to Relmada Therapeutics, Inc., change our jurisdiction to Delaware and change our business plan to focus on the business currently conducted by Relmada.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMP NINE, INC.

/s/ Eillot Maza

Elliot Maza
President, Chief Executive Officer

Date: April 30, 2014

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